                                    EXHIBIT A

                                NATIONSRENT, INC.



              SERIES B CONVERTIBLE PREFERRED STOCK, $.01 Par Value





                       PREFERRED STOCK PURCHASE AGREEMENT
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         PREFERRED STOCK PURCHASE AGREEMENT ("Agreement") dated August 2, 2000, by and among NationsRent, Inc., a Delaware corporation (the "Company"), and those purchasers whose names are set forth in Exhibit A (collectively the "Purchasers").

                                    RECITALS

         WHEREAS, the Company proposes that the Company issue to the Purchasers and the Purchasers agree to purchase, shares of the Company's Convertible Preferred Stock, Series B, par value $.01 per share, upon the terms and subject to the conditions set forth in this Agreement.

         NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         1. Authorization of Stock. The Company will authorize the issue and sale of 100,000 shares (the "Shares", such term to include any such shares issued in substitution therefor pursuant to Section 8) of its Series B Convertible Preferred Stock, $.01 par value, to be designated as its "Series B Convertible Preferred Stock" (the "Stock" or the "Preferred Stock"). The relative rights, preferences and limitations of the Stock, including, without limitation, the right to convert Shares into shares of the Company's common stock, par value $.01 per share (the "Common Stock"), will be as set forth in the form of the Certificate of Designation of the Stock of the Company attached as Exhibit B hereto (the "Certificate of Designation"). Certain capitalized terms used in this Agreement are defined in Section 9; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement and references to a "Section" are, unless otherwise specified, to one of the Sections of this Agreement.

         2. Sale and Purchase of Stock.

                  2.1 Subject to the terms and conditions herein set forth, the Company agrees that it will issue to the Purchasers at the First Closing an aggregate of 52,000 shares of Preferred Stock (the "First Preferred Shares") for a purchase price of $1,000 per share or an aggregate of $52,000,000 (the "First Purchase Price"). Each Purchaser agrees that it will purchase at the First Closing the number of shares of Preferred Stock set forth in the first column beside its name on Exhibit A, for a purchase price of $1,000 per share, and the Company agrees that it will issue the shares to the Purchasers at such Closing in such numbers.

                  2.2 Subject to the terms and conditions herein set forth, the Company agrees that it will issue to the Purchasers at the Second Closing an aggregate of 48,000 shares of Preferred Stock (the "Second Preferred Shares" and together with the First Preferred Shares, the "Shares") for a purchase price of $1,000 per share or an aggregate of $48,000,000 (the "Second Purchase Price" and together with the First Purchase Price, the "Purchase Price"). Each Purchaser agrees that it will purchase at the Second Closing the number of shares of Preferred Stock set forth in the second column beside its name on Exhibit A, for a purchase price of $1,000 per share, and the Company agrees that it will issue the shares to the Purchasers at such Closing in such numbers.

         3. Closings; Payment of Purchase Price.

                  3.1 The sale of the First Preferred Shares to be purchased by the Purchasers shall take place at the offices of Akerman, Senterfitt & Eidson, P.A., 350 East Las Olas Boulevard, 16th Floor, Fort Lauderdale, Florida 33301, at 10:00 a.m., local time, at a closing (the "First Closing") on August 2, 2000, provided the conditions to closing set forth in Section 4 (other than Section
4.13 which shall be satisfied at the Second Closing) have been satisfied or waived by the party entitled to waive such condition or on such other Business Day thereafter or prior to such date as may be agreed upon by the Company and the Purchasers.

                  3.2 The sale of the Second Preferred Shares to be purchased by the Purchasers shall take place at the offices of Akerman, Senterfitt & Eidson, P.A., 350 East Las Olas Boulevard, 16th Floor, Fort Lauderdale, Florida 33301 at 10:00 a.m., local time, at a closing (the "Second Closing" and together with the First Closing, the "Closings") on the third Business Day after the conditions to the Second Closing set forth in Section 4 have been satisfied or waived by the party entitled to waive such conditions or on such other Business Day thereafter or prior to such date as may be agreed upon by the Company and the Purchasers.

                  3.3 The names in which the Company will register the shares of the Stock to be purchased at the Closings are as set forth in Exhibit A. At each of the Closings, the Company will deliver to each Purchaser the Shares to be purchased by such Purchaser in the form of a single certificate (or such greater number of certificates representing such Shares as such Purchaser may request) dated the date of the Closing, and each Purchaser, severally and not jointly, agrees to deliver to the Company or its order cash in immediately available funds in the amount of the purchase price for the Shares being purchased by such Purchaser to an account designated by the Company. If at a Closing the Company shall fail to tender to the Purchasers the Shares to be purchased by the Purchasers, as provided above in this Section 3, or any of the conditions specified in the first paragraph of Section 4 shall not have been fulfilled, each Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any other rights such Purchaser may have by reason of such failure or such nonfulfillment; provided, however, that if the First Closing has already occurred, then only the obligation to proceed with the Second Closing may be relieved, and all other obligations of the parties hereunder shall remain in effect with respect to the Shares issued to the Purchasers at the First Closing. If at a Closing, (i) any of the Purchasers shall fail to tender to the Company the purchase price for the Shares, as provided above in this Section 3, other than on account of any of the conditions specified in the first paragraph of Section 4 not having been fulfilled or on account of the breach by the Company of any of its obligations under this Agreement, or (ii) if the representations and warranties of any of the Purchasers contained in Section 6 shall not be true and correct, then the Company shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any other rights the Company may have by reason of such failure; provided, however, that if the First Closing has already occurred, then only the obligation to proceed with the Second Closing may be relieved, and all other obligations of the parties hereunder shall remain in effect with respect to the Shares issued to the Purchasers at the First Closing. If the stockholders of the Company vote on but do not approve the issue and sale of the Shares to the Purchasers, then the Company shall, at its election, be relieved of the obligation to proceed with the Second Closing, in which case all other obligations of the parties hereunder shall remain in effect with respect to the Shares issued to the Purchasers at the First Closing.

         4. Conditions to Each Closing. Each of the Purchasers' obligation to purchase and pay for the Shares to be sold to such Purchaser at each Closing is subject to the fulfillment, prior to or concurrently with such Closing, of the following conditions. The obligation of each Purchaser to purchase the First Preferred Shares at the First Closing shall be subject to the satisfaction or waiver of all of the conditions set forth below except for the condition in
Section 4.13. The Company's obligation to issue and sell the Shares to the Purchasers at the First Closing is subject to (i) NR Holdings Limited, a Cayman Islands company, and NR Investments Limited, a Cayman Islands company, having executed and delivered to the Company voting agreements in the form of Exhibit C and (ii) DB Capital Investors, L.P. and J.P. Morgan Capital Corporation filing a notification within the meaning of such term in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, 16 C.F.R. Parts 801-803 (the "HSR Act"), in connection with this Agreement and any applicable waiting period under the HSR Act relating to this Agreement having expired or been terminated. The obligation of each Purchaser to purchase the Second Preferred Shares at the Second Closing shall be subject to the satisfaction or waiver of the conditions set forth in Sections 4.1, 4.2, 4.3 and 4.13.

                  4.1 Representations and Warranties. The representations and warranties of the Company contained in Section 5.6 of this Agreement shall be true and correct when made and at the time of the Closing, except that any inaccuracy in a number of shares of Common Stock that does not exceed 100,000 shares shall not be deemed to be a breach of the representations contained in
Section 5.6. The other representations and warranties of the Company contained in this Agreement shall be true and correct when made and at the time of the Closing, except as affected by the consummation of the transactions contemplated by this Agreement, and except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not individually or in the aggregate have a Material Adverse Effect.

                  4.2 Performance. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing.

                  4.3 Compliance Certificate. The Company shall have delivered to the Purchasers an Officers' Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

                  4.4 Opinion of Counsel. The Purchasers shall have received the favorable opinion of Akerman, Senterfitt & Eidson, P.A., counsel for the Company, substantially in the form set forth in Exhibit D and dated the date of the Closing.

                  4.5 Certificate of Designation. The Certificate of Designation shall have been duly filed under the laws of the State of Delaware, and the Amended and Restated Certificate of Incorporation of the Company, as amended by the Certificate of Designation, shall be in full force and effect, and shall not have been otherwise amended or modified.

                  4.6 Registration Rights Agreement. The Purchasers shall have received a fully executed counterpart of the Registration Rights Agreement substantially in the form set out in Exhibit E (the "Registration Rights Agreement"), such agreement shall be in full force and effect and no term or condition thereof shall have been amended, modified or waived.

                  4.7 No Actions Pending. There shall be no suit, action, investigation, inquiry or other proceeding by any Governmental Authority or any other Person or any other legal or administrative proceeding pending or to the knowledge of the Company threatened which questions the validity or legality of the transactions contemplated by this Agreement, or seeks damages in connection therewith.

                  4.8 Compliance with Securities Laws. The offering and sale by the Company, at or prior to the Closing, of the Shares pursuant to this Agreement shall have been made in compliance with all applicable requirements of federal and state securities laws and the Purchasers shall have received evidence thereof in form and substance reasonably satisfactory to the Purchasers.

                  4.9 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to the Purchasers, and the Purchasers shall have received all such counterpart originals or certified or other copies of such documents as the Purchasers or their counsel may reasonably request.

                  4.10 Reservation of Common Stock. The shares of Common Stock initially issuable upon conversion of the Stock shall have been duly authorized and reserved for issuance upon conversion of the Stock.

                  4.11 Amended Credit Agreement. The Company, Deutsche Bank Securities, Inc., FleetBoston Robertson Stephens, Inc. and the other lending institutions and parties thereto shall have executed the Fifth Amended and Restated Revolving Credit and Term Loan Agreement substantially in the form of the draft furnished by the Company to the Purchasers on July 24, 2000, with such changes that the Company, Deutsche Bank Securities, Inc. and FleetBoston Robertson Stephens, Inc. may have agreed upon, which, to the extent such changes are material, shall be reasonably satisfactory to each of the Purchasers, and such agreement shall be in full force and effect.

                  4.12 Voting Agreements. Persons having aggregate voting power with respect to a majority of the voting power of the outstanding shares of Common Stock shall have executed and delivered to the Purchasers voting agreements in the form of Exhibit C (along with the voting agreements executed pursuant to the first paragraph of Section 4, the "Voting Agreements") and such agreements shall not have been rescinded, amended or modified and shall be in full force and effect.

                  4.13 Stockholder Approval. In connection with the Second Closing only, the stockholders of the Company shall have approved the transactions contemplated hereby in accordance with the requirements of the New York Stock Exchange.
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                  4.14 HSR Filing. The Company shall have filed a notification within the meaning of such term in the HSR Act in connection with this Agreement and any applicable waiting period under the HSR Act relating to this Agreement shall have expired or been terminated.

                  4.15 Second Quarter Results. The Purchasers shall be reasonably satisfied that the Company's results for the quarter ended June 30, 2000 when publicly announced will be consistent with the estimated results previously disclosed to the Purchasers' representatives.

                  4.16 Satisfaction of Preemptive Rights. The holders of the Company's Series A Convertible Preferred Stock and NR2 Holdings Limited shall have executed a letter entitled Acknowledgment of Satisfaction of Preemptive Rights in the form of Exhibit F.

         5. Representations and Warranties of the Company. The Company hereby represents and warrants that:

                  5.1 Organization, Standing, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into and perform all of its obligations under this Agreement and the Registration Rights Agreement, to issue and sell the Shares to be issued and sold at the Closing (except that the issue and sale of the Second Preferred Shares shall require the approval of the stockholders of the Company) and to carry out the transactions contemplated hereby or thereby.

                  5.2 Subsidiaries. Schedule 5.2 lists as to each Subsidiary of the Company on the date of this Agreement (a) its name, (b) the jurisdiction of its incorporation or organization and (c) the percentage of its issued and outstanding shares or other ownership interests owned by the Company or by another Subsidiary of the Company (specifying such other Subsidiary), as the case may be. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All the outstanding shares of capital stock of each Subsidiary of the Company are validly issued, fully paid and nonassessable, and all such shares indicated in Schedule 5.2 as owned by the Company or by a Subsidiary of the Company are so owned beneficially and of record by the Company or by such Subsidiary, as the case may be, free and clear of any Lien except as indicated in Schedule 5.2.

                  5.3 Qualification. Each of the Company and its Subsidiaries is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction (other than the jurisdiction of its incorporation) in which the nature of its activities or the character of the properties it owns or leases makes such qualification necessary and in which the failure so to qualify would have a Material Adverse Effect. A "Material Adverse Effect" shall mean any effect that is or is reasonably likely to be materially adverse to the properties, business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole.

                  5.4 Business; Financial Statements. The Company has delivered to the Purchasers complete and correct copies of the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1999 and December 31, 1998, and the related audited consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for the years ended December 31, 1999 and 1998. Such audited financial statements are hereinafter referred to as the "Financial Statements." The Financial Statements are accompanied by the report of Arthur Andersen LLP, which states that the Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998 in conformity with GAAP, and that the audit by such accountants of the Financial Statements has been made in accordance with generally accepted auditing standards. The Company has also delivered to the Purchasers complete and correct copies of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2000, and the related unaudited consolidated statement of income, stockholders' equity and cash flows of the Company and its Subsidiaries for the three month period ended on such date. Such unaudited financial statements are hereinafter referred to as the "Unaudited Statements." The Financial Statements and the Unaudited Statements have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as otherwise specified therein) and present fairly the financial position of the Company and its Subsidiaries as of the respective dates specified, and the results of their operations and their cash flows for the respective periods specified. The Company's results for the quarter ended June 30, 2000 will be consistent with the estimated results previously disclosed to the Purchasers' representatives.

                  5.5 Changes, etc. Since December 31, 1999, except as disclosed in Commission Documents and except as set forth on Schedule 5.5, neither the Company nor any of the Subsidiaries has sustained any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree which would be material to the Company and the Subsidiaries taken as a whole, otherwise than as reserved for as disclosed in the Company's financial statements; and except as disclosed in Commission Documents and except as set forth on Schedule 5.5, there has not been any change in the capital stock of the Company or increase in the long-term debt (other than accretion or scheduled repayments thereof) of the Company and the Subsidiaries taken as a whole, or any change which has had a Material Adverse Effect.

                  5.6 Capital Stock and Related Matters. The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, $.01 par value per share. As of the date hereof, there are (i) 100,000 shares of Series A Convertible Preferred Stock issued and outstanding, (ii) 58,352,704 shares of Common Stock issued and outstanding, (iii) 14,285,714 shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock, (iv) 18,960,074 shares of Common Stock issuable upon the exercise of outstanding stock options and warrants and upon the conversion or exchange of outstanding convertible or exchangeable securities, excluding the Series A Convertible Preferred Stock, (v) an aggregate of 10,000,000 shares of Common Stock reserved for issuance under the Company's Second Amended and Restated 1998 Stock Option Plan, of which 3,676,263 shares remain available for the grant of options and (vi) 367,500 shares of capital stock of the Company held in the treasury of the Company. All issued and outstanding shares of Common Stock and Series A Convertible Preferred

Stock have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights. The Shares, when issued to the Purchasers in accordance with this Agreement, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights (except that the Series A Convertible Preferred Stock's preemptive rights will have been exercised as set forth in Exhibit F). Except as set forth above and on Schedule 5.6, as of the date hereof, there are no outstanding securities convertible into or exchangeable for any shares of capital stock of the Company or any of its Subsidiaries, or any outstanding rights (either preemptive or other) to subscribe for or to purchase, or any outstanding options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any outstanding calls, commitments or claims of any character relating to, any capital stock of the Company or any of its Subsidiaries or any stock or securities convertible into or exchangeable for any capital stock of the Company or any of its Subsidiaries. Except as set forth on Schedule 5.6, as of the date hereof, neither the Company nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any convertible securities, rights or options of the type described in the preceding sentence. Neither the Company nor any of its Subsidiaries is a party to, or has knowledge of, any agreement restricting the transfer of any shares of the Company's capital stock which would affect the transferability of the Common Stock issuable upon conversion of the Stock. Except as set forth on Schedule 5.6, as of the date hereof, the Company is not a party to or bound by any agreement or commitment pursuant to which the Company is or could be required to register any securities under the Securities Act of 1933.

                  5.7 Tax Returns and Payments. The Company and each of the Subsidiaries have filed all material federal, state, local and foreign income, payroll, franchise and other tax returns required to be filed (after giving effect to extensions) and have paid all taxes shown as due thereon, all such tax returns are true, complete and accurate in all material respects, and there is no tax deficiency that has been, or to the knowledge of the Company is likely to be, asserted against the Company, any of the Subsidiaries or any of their properties or assets that would result in a Material Adverse Effect, except for taxes that are being contested in good faith by appropriate proceedings and with respect to which the Company has established adequate reserves in accordance with United States generally accepted accounting principles.

                  5.8 Indebtedness of the Company. Schedule 5.8 correctly describes all secured and unsecured Indebtedness of the Company and its Subsidiaries (other than intercompany items) outstanding, or for which the Company or one of its Subsidiaries has commitments, which is individually in excess of $5,000,000 ("Significant Indebtedness") (excluding operating leases), as of the date set forth on Schedule 5.8. Neither the Company nor any of its Subsidiaries is in default with respect to any Indebtedness or any instrument or agreement relating thereto, nor has any event occurred (i) that with the giving of notice or the lapse of time or both would constitute a default thereunder, or
(ii) that has given or that with the giving of notice or the lapse of time or both would give rise to a right of termination, amendment, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries thereunder, or to a loss of any material benefit to which the Company or any of its Subsidiaries is entitled thereunder, except for any default, termination, amendment, cancellation, acceleration or loss of material benefit related to Indebtedness other than Significant Indebtedness as would not, either in any case or in the aggregate, have a Material Adverse Effect.

                  5.9 Title to Properties; Liens. The Company and each of the Subsidiaries have good and marketable title to all real property (other than property which is leased) material to the conduct of the business of the Company and the Subsidiaries, taken as a whole, and good and marketable title to all personal property (other than property which is leased) material to the conduct of the business of the Company and the Subsidiaries, taken as a whole, in each case free and clear of all liens, encumbrances and defects except such as are described on Schedule 5.9 or such as do not in the aggregate have a Material Adverse Effect; and any real property and buildings held under lease by the Company and the Subsidiaries, material to the conduct of the business of the Company and the Subsidiaries, taken as a whole, are held by them under valid, subsisting and enforceable leases with such exceptions as are described on
Schedule 5.9 and except for such other exceptions as do not have a Material Adverse Effect.

                  5.10 Litigation, etc. There is no action, proceeding or investigation pending or (to the knowledge of the Company) threatened (or any basis therefor known to the Company) which questions the validity of this Agreement, the Shares or any action taken or to be taken pursuant to this Agreement, the Shares or the Registration Rights Agreement. Other than as set forth on Schedule 5.10 and as disclosed in Commission Documents, there are no legal or governmental proceedings pending to which the Company or any of the Subsidiaries is a party or of which any property of the Company or the Subsidiaries is the subject, which if determined adversely to the Company or any of the Subsidiaries, would individually or in the aggregate have a Material Adverse Effect; and, to the Company's knowledge, no such proceedings which would in the aggregate have a Material Adverse Effect are threatened or contemplated by governmental authorities or threatened by others.

                  5.11 Compliance with Other Instruments, etc. Neither the Company nor any of its Subsidiaries is in violation of any term of its certificate or articles of incorporation, by-laws or other organizational document, and neither the Company nor any of its Subsidiaries is in violation of any term of any agreement or instrument to which it is a party or by which it is bound or any term of any applicable law, ordinance, rule or regulation of any Governmental Authority or any term of any applicable order, judgment or decree of any court, arbitrator or Governmental Authority, the consequences of which violation could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.11, the compliance by the Company with all of the provisions of this Agreement and the Registration Rights Agreement, the execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement, the issuance by the Company of the Common Stock upon the conversion of the Shares, and the compliance with the terms of the Certificate of Designation will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default (or an event that with the giving of notice or the lapse of time or both would constitute a default) under, or give rise to a right of termination, amendment, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries under, or give rise to a loss of any material benefit to which the Company or any of its Subsidiaries is entitled under, or require any consent, approval or authorization under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries is bound or to which any of the property or assets of the Company or any of the Subsidiaries is subject, or constitute a Repayment Event thereunder, nor will such actions result in any violation of the provisions of the certificate or articles of incorporation or bylaws of the Company or any of the Subsidiaries or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of the Subsidiaries or any of their properties except in each case as would not, individually or in the aggregate have a Material Adverse Effect. Except as set forth on Schedule 5.11, the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby will not subject the Company to or accelerate any obligation to make payments to any Person.

                  5.12 Governmental Consents, etc. Except with respect to any filings, approvals or authorizations required under the HSR Act, no consent, approval or authorization of, or declaration or filing with, any Governmental Authority on the part of the Company is required for the valid execution and delivery of this Agreement, the valid offer, issue, sale and delivery of the Shares pursuant to this Agreement or the valid issue and delivery of shares of Common Stock issuable upon conversion of the Stock. Except for (a) applicable state securities or blue sky laws, and (b) consents, approvals, filings or notices that will be given or made at or prior to the time of the Closing, neither the Company nor any of its Subsidiaries is required to obtain any consent, approval or authorization of, or to make any declaration or filing with, any Governmental Authority as a condition to the valid execution, delivery or performance of the Registration Rights Agreement or the consummation of the transactions contemplated thereby.

                  5.13 Offering of Securities. Neither the Company nor any Person acting on its behalf has offered the Stock or any similar securities of the Company to, or solicited any offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any Person or Persons other than the Purchasers in such manner as would subject the offering, issuance or sale of any of the Stock to the provisions of Section 5 of the Securities Act. Neither the Company nor any Person acting on behalf of the Company has taken or will take any action which would subject the offering, issuance or sale of any of the Stock to the provisions of Section 5 of the Securities Act.

                  5.14 Certain Fees. Except for fees payable to the Purchasers or their designees pursuant to Section 10 of this Agreement, no broker's or finder's fees or commissions will be payable by the Company with respect to the transactions contemplated by this Agreement and the Registration Rights Agreement, and the Company hereby agrees to indemnify the Purchasers against and agrees that it will hold the Purchasers harmless from any claim, demand or liability for broker's or finder's fees alleged to have been incurred at the instance of the Company or any Person acting on behalf of or at the request of the Company or any agent of the Company in connection with any of the transactions contemplated by this Agreement and the Registration Rights Agreement, and from any expenses, including reasonable legal fees, arising in connection with any such claim, demand or liability.

                  5.15 Investment Company Act. The Company is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                  5.16 Disclosure. None of the Company's Annual Report on Form 10-K for the year ended December 31, 1999, each document filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") since the Annual Report on Form 10-K for the year ended December 31, 1999 or the Company's

Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 7, 1999, contains (in each case, as of its date) any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

                  5.17 Enforceability. This Agreement and the Registration Rights Agreement have been duly authorized and when validly executed and delivered by the Company (assuming the due authorization, execution and delivery thereof by the other parties thereto) will constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

                  5.18 Integration. Neither the Company nor any affiliate (as such term is defined in Rule 501(b) under the Securities Act) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Shares, in a manner that would require the registration of the Shares under the Securities Act.

                  5.19 Manipulation. Except as set forth on Schedule 5.19, prior to the date hereof, neither the Company nor any of its Affiliates has taken any action which is designed to or which has constituted or which might have been expected to cause or result in stabilization or manipulation of the price of any security of the Company in connection with the sale of the Shares.

                  5.20 Intellectual Property. The Company and the Subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, "Intellectual Property") necessary to carry on the business now operated by them, and neither the Company nor any of the Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of the Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

                  5.21 Government Licenses. The Company and the Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, "Governmental Licenses") issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure to so possess such Government Licenses would not, singly or in the aggregate, have a Material Adverse Effect; the Company and the Subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have, singly or in the aggregate, a Material Adverse Effect; and neither the Company nor any of the Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

                  5.22 Environmental Laws. Except as described on Schedule 5.22 or except as would not, singly or in the aggregate, result in a Material Adverse
Effect: (a) neither the Company nor any of the Subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, "Hazardous Materials") or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, "Environmental Laws"), (b) neither the Company nor any of the Subsidiaries is lacking any permits, authorizations and approvals required under any applicable Environmental Laws or are in violation of the requirements of such Environmental Laws, (c) there are no pending or, to the best knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of the Subsidiaries and (d) to the knowledge of the Company there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of the Subsidiaries relating to Hazardous Materials or any Environmental Laws.

                  5.23 Insurance. Neither the Company nor any Subsidiary has received notice from any insurer providing insurance coverage for the Company and the Subsidiaries or agent of such insurer that capital improvements or other expenditures will have to be made in order to continue present insurance coverage, except such as could not reasonably be expected, singularly or in the aggregate, to have a Material Adverse Effect.

                  5.24 Internal Controls. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles and (ii) to maintain accountability for assets; (c) access to assets is permitted only in accordance with management's general or specific authorization; and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any material differences; except as described on
Schedule 5.24 and except where the failure to so maintain such system could not reasonably be expected, singularly or in the aggregate, to have a Material Adverse Effect.

                  5.25 ERISA. Neither the Company nor any of the Subsidiaries has violated any provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the rules and regulations promulgated thereunder, except for such violations which, singly or in the aggregate, would not have a Material Adverse Effect. If any plan subject to ERISA is adopted, the execution and delivery of this Agreement and the sale of the Shares will not involve any non-exempt prohibited transaction within the meaning of Section 406 of ERISA or
Section 4975 of the Internal Revenue Code of 1986, as amended.

                  5.26 No Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations (direct or indirect, contingent or absolute, matured or unmatured) of any nature whatsoever, whether arising out of contract, tort, statute or otherwise ("Liabilities"), except (i) as reflected in the notes to the Financial Statements for the year ended December 31, 1999 and not heretofore discharged, (ii) as reflected or reserved against in the unaudited balance sheet of the Company at March 31, 2000 included in the Company's Form 10-Q for the quarter ended March 31, 2000 and not heretofore discharged, (iii) Liabilities incurred in the ordinary course of business since March 31, 2000, (iv) contractual liabilities incurred in the ordinary course of business, (v) Liabilities incurred in connection with any acquisition of another business entity made by the Company after the date hereof, (vi) other Liabilities that do not, singly or in the aggregate, have a Material Adverse Effect, (vii) as disclosed in Commission Documents or (viii) as set forth in
Schedule 5.26.

         6. Representations and Warranties of the Purchasers. Each Purchaser hereby severally and not jointly represents and warrants as to itself and not as to the other Purchasers as follows:

                  6.1 Investment Representations.

                            (a) Each Purchaser understands that neither the Shares nor any Common Stock issuable upon conversion, if any, of the Shares have been registered under the Securities Act and that the certificates for the Shares and such Common Stock will bear a legend to that effect, based in part upon its representations contained in this Agreement.

                            (b) NR2 Holdings Limited is acquiring the Shares for its own account and/or for the account of Affiliates of Investcorp S.A. ("Investcorp") and certain other international investors with whom Investcorp has administrative relationships and who have acquired or may acquire equity interests in such Purchaser. Each other Purchaser is acquiring the Shares for its account and/or for the account of its Affiliates. None of the Purchasers is acquiring the Shares with a view toward distribution in a manner which would violate the Securities Act. None of the Purchasers, nor Investcorp, nor any Person acting on their behalf has taken or will take any action in connection with the transactions contemplated by this Agreement or the offering, sale or issuance of any equity interests in any Purchaser which would subject the offering, issuance or sale of the Shares to the provisions of
         Section 5 of the Securities Act.

                            (c) NR2 Holdings Limited represents that by reason of the business or financial experience of Investcorp and its Affiliates, and the business or financial experience of each of the other international investors who have acquired or may acquire equity interests in such Purchaser, such Purchaser and its shareholders have the capacity to protect their own interests in connection with the transaction contemplated in this Agreement. Each other Purchaser represents that by reason of its and its Affiliates' business or financial experience, such Purchaser and its shareholders, if any, have the capacity to protect their own interests in connection with the transaction contemplated in this Agreement.

                            (d) Each Purchaser has been given access to all Company documents, records, and other information, and has had adequate opportunity to ask questions of, and receive answers from, the Company's officers, employees, agents, accountants, and representatives, concerning the Company's business, operations, financial condition, assets, liabilities, and other matters considered by it as relevant to its investment in the Shares.

                  6.2 No Brokers. Each Purchaser represents and warrants to the Company that no broker's or finder's fees or commissions will be payable by such Purchaser with respect to the transactions contemplated by this Agreement and the Registration Rights Agreement, and each Purchaser hereby agrees to indemnify and hold the Company harmless from any claim, demand or liability for broker's or finder's fees alleged to have been incurred at the instance of such Purchaser, its Affiliates or agents or any Person acting on behalf of or at the request of such Purchaser, its Affiliates or agents.

                  6.3 Compliance with Laws. Each Purchaser will comply with all filing and other reporting obligations under Sections 13 and 16(a) of the Exchange Act which shall be applicable to such Purchaser with respect to the Shares and to the Common Stock issuable or issued on conversion of the Shares, it being understood that this Section shall be deemed satisfied if such Purchaser acts in good faith and with the advice of legal counsel with respect to such filings and reporting.

                  6.4 Power and Authority; Enforceability. Each of the Purchasers has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Each of the Purchasers has taken all actions necessary to authorize its execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Purchasers and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws). Each Purchaser has sufficient financial means and ability to deliver the purchase price for the Shares to be purchased by it at each Closing.

                  6.5 HSR Act. NR2 Holdings Limited warrants and represents that it is not required to file a notification within the meaning of such term in the HSR Act, at any time in connection with its execution and delivery of this Agreement and the conclusion of the transactions contemplated hereby.

                  6.6 No Other Representations; No Limitation. Each Purchaser acknowledges that, in connection with the acquisition of the Shares, no representations or warranties of any type or description have been made to such Purchaser by any Person with regard to the Company, any of its Subsidiaries, any of their respective businesses, properties or prospects or the acquisition of the Shares contemplated herein, other than the representations and warranties set forth in Section 5.

Nothing in this Section 6 shall limit the representations and warranties of the Company set forth in Section 5 or the rights of the Purchasers to rely thereon.

         7. Affirmative Covenants. The Company covenants that from and after the date of this Agreement through the Closing and thereafter, but, in the cases of Sections 7.1, 7.2 and 7.10, only so long as the holders of Shares are entitled under the Certificate of Designation to elect as a class at least one member of the Company's Board of Directors:

                  7.1 Exchange Act and Securities Act Filings. The Company will deliver to each Purchaser which, together with its Affiliates (or together with Investcorp and their respective Affiliates in the case of NR2 Holdings Limited), have voting and dispositive power with respect to at least 20,000 shares of Preferred Stock, within three Business Days of their filing with the Securities and Exchange Commission, all Commission Documents filed by it with the Securities and Exchange Commission.

                  7.2 Certificates; Other Information. The Company will deliver to each Purchaser which, together with its Affiliates (or together with Investcorp and their respective Affiliates in the case of NR2 Holdings Limited), have voting and dispositive power with respect to at least 20,000 shares of Preferred Stock: (a) promptly upon receipt thereof, copies of all final reports submitted to the Company or any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or (but only if the holders of the Shares are then entitled under the Certificate of Designation to elect as a class at least one member of the Company's Board of Directors) special audit of the books of the Company or any of its Subsidiaries made by such accountants, including, without limitation, any final comment letter submitted by such accountants to management in connection with their annual audit; (b) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Company to all of its security holders in their capacity as such or by any Subsidiary of the Company to its security holders; (c) the monthly financial package of information of the Company internally prepared by the Company for distribution to its senior management, within five (5) Business Days after such information has been distributed internally in final form; and
(d) such additional information available from the Company as such Purchaser may reasonably request from time to time.

                  7.3 Books and Records. The Company will, and will cause each of its Subsidiaries to keep proper books of record and account in which entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities.

                  7.4 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon conversion of the Stock, the number of shares of Common Stock from time to time issuable upon conversion of all shares of the Stock at the time outstanding. All shares of Common Stock issuable upon conversion of the Stock shall be duly authorized and, when issued upon such conversion, shall be validly issued, fully paid and non-assessable.

                  7.5 Availability of Information. The Company will comply with the reporting requirements of Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and will comply with all other public information reporting requirements of the Securities and Exchange Commission (including Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act) from time to time in effect and relating to the availability of an exemption from the Securities Act for the sale of any Restricted Securities. The Company will also reasonably cooperate with each holder of any Restricted Securities in supplying such information as may be necessary for such holder to complete and file any information reporting forms presently or hereafter required by the Securities and Exchange Commission as a condition to the availability of an exemption from the Securities Act for the sale of any Restricted Securities.

                  7.6 Stockholder Approval. As soon as practicable following the date hereof, the Company will take all action necessary in accordance with the Exchange Act, Delaware law and its certificate of incorporation and by-laws to obtain the approval of its stockholders of the transactions contemplated hereby in accordance with the requirements of the New York Stock Exchange (the "Stockholder Approval"). Each Purchaser covenants that it shall cooperate and assist the Company as reasonably required to obtain such stockholder approval and that it shall vote to approve the transactions contemplated hereby.

                  7.7 No Conversion Price Adjustment Events Prior to Second Closing. The Company shall not take any action prior to the consummation of the Second Closing which would entitle the holders of the Shares to an adjustment of the conversion price of the Shares pursuant to the Certificate of Designation.

                  7.8 Appointment of Purchaser Designees to the Board.

                            (a) Promptly following the First Closing, the Company's Board of Directors will increase the size of the Company's Board of Directors from eight to ten and will appoint Robert G. Sharp, as the designee of DB Capital Investors, L.P. pursuant to the voting agreement contained in the Preferred Stockholders Agreement among the Purchasers and the holders of the Series A Convertible Preferred Stock of the Company dated the date hereof (the "Purchasers' Voting Agreement") and Simon Moore as the designee of J.P. Morgan Capital Corporation pursuant to the Purchasers' Voting Agreement to the Company's Board of Directors to fill the vacancies created thereby, to serve until the next annual meeting of the stockholders of the Company and until their successors are elected. In the event that either of the foregoing directors or any other director elected by the holders of the Shares (the "Series B Directors") is unable to attend a meeting of the Company's Board of Directors, then the Purchaser or Purchasers who designated such director pursuant to the Purchasers' Voting Agreement shall have the right to have a representative selected by it or them attend such meeting as a guest without voting rights in place of the director unable to attend such meeting; provided, however, that any such representative shall be reasonably acceptable to the Company, that such representative shall have signed a confidentiality agreement in a form reasonably satisfactory to the Company concerning Company information provided in connection with such meeting and that such a Purchasers' representative shall not attend any two board of directors meetings in succession. At all times during which the holders of the Preferred Stock are entitled to elect at least one member of the Company's Board of

         Directors, the Certificate of Incorporation or Bylaws of the Company will provide for indemnification of the Company's directors to the fullest extent permitted under Delaware law. The Purchasers shall have the right to designate two directors to the Company's Board of Directors for the period following the First Closing to the date of the earlier to occur of either the Second Closing or the termination of this Agreement in accordance with its terms, provided the Purchasers, Investcorp and their Affiliates have voting or dispositive power with respect to at least 52,000 Shares. If at the end of such period the Purchasers, Investcorp and their Affiliates do not have voting or dispositive power with respect to at least 66,000 Shares, then the two directors previously designated by the Purchasers may be removed by vote of the Board of Directors, after which the holders of the Preferred Stock may elect one director if they are entitled to do so pursuant to clause 7(ii)(ii) or 7(ii)(iii) of the Certificate of Designation.

                            (b) In the event that any of the directors elected by NR Holdings Limited and NR Investments Limited pursuant the Certificate of Designation, as amended, for the Series A Convertible Preferred Stock (the "Series A Directors") is unable to attend a meeting of the Company's Board of Directors, then NR2 Holdings Limited shall have the right to have a representative selected by it attend such meeting as a guest without voting rights in place of the director or directors unable to attend such meeting; provided, however, that any such representative shall be reasonably acceptable to the Company, that such representative shall have signed a confidentiality agreement in a form reasonably satisfactory to the Company concerning Company information provided in connection with such meeting and that such a Purchasers' representative shall not attend any two board of directors meetings in succession.

                  7.9 Conduct of Business Pending First Closing. The Company will not take any action prior to the First Closing without the consent of the Purchasers if such action would require the consent or vote of the Purchasers or the holders of the Stock pursuant to this Agreement, the Certificate of Designation or the Registration Rights Agreement if taken after the First Closing.

                  7.10 Executive Committee. The Company agrees that it will not rescind, amend or modify the resolution adopted on July 20, 1999 modifying the authority of the Executive Committee without the unanimous consent of the members of the Company's Board of Directors.

                  7.11 Voting Agreements. The Company agrees that it will not permit any shares of Common Stock that are subject to a Voting Agreement to be transferred, prior to the time the Stockholder Approval is obtained, unless the transferee has executed and delivered a Voting Agreement to the Purchasers. The Company further agrees that it will cause all shares that are subject to a Voting Agreement to be voted pursuant to the proxies given thereby in accordance with the instructions set forth therein.

                  7.12 Preferred Stockholders Agreement. The Company agrees that it will place on the certificates representing shares of capital stock of the Company that are subject to the Preferred Stockholders Agreement the legend required by such agreement.

         8. Registration, Transfer and Substitution of Certificates for Stock.

                  8.1 Stock Register; Ownership of Stock.

                            (a) The Company will keep at its principal office a register in which the Company will provide for the registration of the Stock and the registration of transfers or conversion of the Stock. The Company may treat the Person in whose name any of the Shares or shares issued upon conversion of any of the Stock are registered on such register as the owner thereof and the Company shall not be affected by any notice to the contrary. All references in this Agreement to a "holder" of any Shares or shares issued upon conversion of any of the Stock shall mean the Person in whose name such Shares or shares issued upon conversion of any of the Stock are at the time registered on such register.

                            (b) Upon the surrender of any certificate for Stock, properly endorsed, for registration of transfer or for conversion at the office of the Company maintained pursuant to subdivision (a) of this Section 8.1, the Company at its expense will (subject to compliance with Section 8.2 hereof, if applicable) execute and deliver to or upon the order of the holder thereof (i) a new certificate or certificates for the same aggregate number of Shares of Stock less the number of Shares of Stock being converted or transferred, if any, in the name of such holder or as such holder (upon payment by such holder of any applicable transfer taxes) may direct, (ii) a certificate or certificates for the number of shares of Common Stock to be issued upon conversion of the Shares of Stock so surrendered, if applicable, in the name of such holder or as such holder (upon payment by such holder of any applicable transfer taxes) may direct, and (iii) a new certificate or certificates for the number of Shares of Stock transferred, if applicable, in the name of the transferee (upon payment by such holder of any applicable transfer taxes).

                  8.2 Replacement of Certificates. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing shares of Stock or Common Stock issued upon the conversion of Shares of Stock and, in the case of any such loss, theft or destruction of any certificate representing shares of Stock or Common Stock issued upon the conversion of Shares of Stock held by a Person other than the Purchasers, upon delivery of indemnity reasonably satisfactory to the Company in form and amount or, in the case of any such mutilation, upon surrender of such certificate representing shares of Stock or Common Stock issued upon the conversion of Shares of Stock for cancellation at the office of the Company maintained pursuant to subdivision (a) of Section 8.1 hereof, the Company at its expense will execute and deliver, in lieu thereof, a new certificate representing shares of Stock or Common Stock of like tenor.

                  8.3 Restrictive Legends. Except as otherwise permitted by this
Section 8, each certificate for Stock (including each certificate for Stock issued upon the transfer of any certificate for Stock) shall be stamped or otherwise imprinted with a legend in substantially the following form:

                  "The shares represented by this Certificate and any shares of Common Stock issuable upon conversion of any such shares have not been registered under the Securities Act of 1933 and may not be transferred in the absence of such registration or an exemption therefrom under such Act. Such shares and any such shares of Common Stock may be transferred only in compliance with the conditions specified in the Preferred Stock Purchase Agreement dated August 2, 2000 between NationsRent, Inc. (the "Company") and the purchasers identified therein. A complete and correct copy of such Agreement is available for inspection at the principal office of the Company and will be furnished without charge to the holder of such shares upon written request."

Except as otherwise permitted by this Section 8, each certificate for Common Stock issued upon the conversion of any of the Stock, and each certificate issued upon the transfer of any such Common Stock, shall be stamped or otherwise imprinted with a legend in substantially the following form:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933 and may not be transferred in the absence of such registration or an exemption therefrom under such Act. Such shares may be transferred only in compliance with the conditions specified in the Preferred Stock Purchase Agreement dated August 2, 2000 between NationsRent, Inc. (the "Company") and the purchasers identified therein. A complete and correct copy of such Agreement is available for inspection at the principal office of the Company and will be furnished without charge to the holder of such shares upon written request."

                  8.4 Notice of Proposed Transfer; Opinions of Counsel. Prior to any transfer of any Restricted Securities which are not registered under an effective registration statement under the Securities Act, the holder thereof will give written notice to the Company of such holder's intention to effect such transfer and to comply in all other respects with this Section 8.4. Each such notice shall describe the manner and circumstances of the proposed transfer and shall be accompanied by an opinion of counsel for such holder, which counsel and opinion shall each be reasonably satisfactory to the Company, that the proposed transfer may be effected without registration of such shares of Restricted Securities under the Securities Act. Such holder shall thereupon be entitled to transfer such shares in accordance with the terms of the notice delivered by such holder to the Company. Each certificate representing such shares issued upon or in connection with such transfer shall bear the restrictive legends required by Section 8.3, unless the related restrictions on transfer shall have ceased and terminated as to such shares pursuant to Section
8.5 hereof.

                  8.5 Termination of Restrictions. The restrictions imposed by this Section 8 upon the transferability of Restricted Securities shall cease and terminate as to any particular Restricted Securities when such restrictions are no longer required in order to insure compliance with the Securities Act. Whenever such restrictions shall cease and terminate as to any Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense (other than applicable transfer taxes, if any), new certificates for such securities of like tenor not bearing the applicable legends required by
Section 8.3 hereof.

         9. Definitions.

                  9.1 Certain Defined Terms. As used in this Agreement the following terms have the following respective meanings:

                  Affiliate: Shall have the meaning attributed thereto under Rule 12b-2 under the Exchange Act.

                  Business Day: Any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

                  Certificate of Designation: As defined in Section 1 of this Agreement.

                  Closing: As defined in Section 3 of this Agreement.

                  Closing Date: The date of the Closing.

                  Code: The Internal Revenue Code of 1986, as amended from time to time.

                  Commission Document: All registration statements, proxy statements, reports and other documents (and all amendments thereto) filed by the Company under the Securities Act or the Exchange Act.

                  Common Stock: As defined in Section 1 of this Agreement.

                  Company: As defined in the introduction to this Agreement.

                  Exchange Act: At any time, the Securities Exchange Act of 1934, as amended.

                  Financial Statements: As defined in Section 5.4 of this Agreement.

                  First Closing: As defined in Section 3 of this Agreement.

                  First Closing Date: The date of the First Closing.

                  First Preferred Shares: As defined in Section 2 of this Agreement.

                  GAAP: Generally accepted accounting principles set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and in statements by the Financial Accounting Standards Board or in such other statement by such other entity as may be approved by a significant segment of the accounting profession; and the requisite that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period.

                  Governmental Authority: Any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  Indebtedness: With respect to any Person, at a particular time
(a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property, (b) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (c) all liabilities secured by any Lien on any property owned by such Person, to the extent attributable to such Person's interest in such property, even though such Person has not assumed or become liable for the payment thereof, (d) lease obligations of such Person which, in accordance with GAAP, should be capitalized, and (e) all guarantees by such Person of any such indebtedness, letters of credit, drafts, liabilities or lease obligations of any other Person; but excluding trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue for a period of more than 60 days or, if overdue for more than 60 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person. The term "Indebtedness" shall not include amounts which have not been drawn under credit facilities, notwithstanding that such amounts when drawn will automatically be secured by an existing Lien.

                  Lien: Any mortgage, pledge, hypothecation, assignment, security interest, lien, charge or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effects as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

                  Officers' Certificate: As to the Company, a certificate executed on behalf of the Company by its Chief Executive Officer, and any one of its Vice Presidents or Chief Financial Officer.

                  Person: An individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or any department or agency thereof.

                  Registration Rights Agreement: As defined in Section 4.6 of this Agreement.

                  Repayment Event: Any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of the Subsidiaries.

                  Requirement of Law: As to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  Restricted Securities: All of the following: (a) any certificates for Stock bearing the applicable legend or legends referred to in
Section 8.3 hereof, (b) any shares of Common Stock which have been issued upon the conversion of any of the Stock and which are evidenced by a certificate or certificates bearing the applicable legend or legends referred to in such Section and (c) unless the context otherwise requires, any shares of Common Stock which are at the time issuable upon the conversion of Stock and which, when so issued, will be evidenced by a certificate or certificates bearing the applicable legend or legends referred to in such Section.

                  Second Closing: As defined in Section 3 of this Agreement.

                  Second Closing Date: The date of the Second Closing.

                  Second Preferred Shares: As defined in Section 2 of this Agreement.

                  Securities Act: At any time, the Securities Act of 1933 as then in effect or any similar federal statute then in effect, and any reference to a particular Section of such Act shall be deemed to include a reference to the comparable Section, if any, in any such similar federal statute.

                  Securities and Exchange Commission: The U.S. Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act or the Exchange Act, whichever is the relevant statute for the particular purpose.

                  Shares: As defined in Section 1 of this Agreement.

                  Stock: As defined in Section 1 of this Agreement.

                  Subsidiaries: With respect to any Person, any corporation with respect to which more than 50% of the combined voting power of each class having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) is at the time owned by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

                  Two-Thirds in Interest: At any time, the holders of at least two-thirds, by number of shares, of the outstanding Shares and the outstanding shares of Common Stock, if any, issued upon conversion of any Shares, then held by the Purchasers and their Affiliates; provided, however, that for such purpose a holder of Shares shall be treated as the holder of the number of shares of Common Stock into which such Shares are at the time convertible.

                  Any of the above-defined terms may, unless the context otherwise requires, be used in the singular or plural depending on the reference.

                  9.2 Accounting Terms. As used in this Agreement, and in any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 9.1 and accounting terms partly defined in said Section 9.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

                  9.3 Other Provisions Regarding Definitions: Unless otherwise defined therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate, report or other document made or delivered pursuant to this Agreement. The words "hereof", "herein", and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

         10. Expenses, etc. Whether or not the transactions contemplated by this Agreement shall be consummated, the Company will pay all of its expenses in connection with such transactions and in connection with any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement or the Shares purchased by the Purchasers hereunder, including, without limitation: (a) the cost and expenses of reproducing this Agreement and the Shares purchased by the Purchasers, of furnishing all opinions of counsel for the Company and all certificates on behalf of the Company, and of the Company's performance of and compliance with all agreements and conditions contained herein to be performed or complied with by it; and (b) the cost (other than any applicable stock transfer taxes) of delivering to their principal office, insured to their satisfaction, the Shares sold to the Purchasers hereunder and any Shares delivered to the Purchasers upon any substitution of Shares pursuant to Section 8 and of the Purchasers delivering any Shares, insured to their satisfaction, upon any such substitution. At the First Closing, the Company shall pay to each Purchaser or its designee, as specified on Exhibit G, a fee equal to 4% of the gross proceeds to the Company of the sale of the First Preferred Shares purchased by such Purchaser at the First Closing. At the Second Closing, the Company shall pay to each Purchaser or its designee, as specified on Exhibit G, an additional fee equal to 4% of the gross proceeds to the Company of the sale of the Second Preferred Shares purchased by such Purchaser at the Second Closing. In addition, the Company shall pay all reasonable and itemized out-of-pocket costs and expenses of the Purchasers (including without limitation the reasonable fees and expenses of Gibson, Dunn & Crutcher LLP, counsel to the Purchasers, costs and fees related to the preparation and filing of any required notifications or other filings under the HSR Act and the Purchasers' other out-of-pocket expenses) arising in connection with the preparation, negotiation, execution and delivery of the commitment letter among the Company, NR Holdings Limited, NR Investments Limited, DB Capital Investors, L.P. and J.P. Morgan Capital Corporation, dated June 28, 2000 (the "Commitment Letter"), this Agreement and the other agreements, instruments, certificates and documents contemplated hereby (and the Purchasers' due diligence efforts in connection therewith), not to exceed $400,000 in the aggregate, whether or not the transactions contemplated hereby are consummated, unless the Purchasers fail to consummate the transactions contemplated hereby in breach of their obligations under this Agreement. Reference is made to Section 5 of this Agreement for certain agreements among the parties regarding the fees, if any, of brokers and finders.

         11. Survival of Representations and Warranties and Indemnification; Certain Limitations. The Company's indemnification obligations and all representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any investigation at any time made by the Purchasers or on their behalf, and the purchase of the Shares by the Purchasers under this Agreement and any conversion of any of the Stock or any disposition of any shares of Common Stock issued upon conversion of any of the Stock; provided that all such representations and warranties (and the indemnities in respect thereof with respect to claims not made prior to such date) shall expire 30 days after the date the Company's audited financial statements for the fiscal year ending December 31, 2000 are publicly filed with the Commission or delivered to Purchasers, except that the representations and warranties set forth in Section
5.6 (and the indemnities in respect thereof) shall survive for a period of two
(2) years following the First Closing Date. No written (except as explicitly stated therein) or oral statements made by or on behalf of the Company, other than in this Agreement, the Registration Rights Agreement and the exhibits hereto and thereto, shall constitute representations or warranties within the meaning of this Agreement. In no event shall Purchasers be entitled to the remedy of rescission.

         12. Amendments and Waivers. Any term of this Agreement may be amended or modified and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and (a) in the case of any such action prior to the Second Closing, the Purchasers; and (b) in the case of any other such action, Two-thirds in Interest; provided that the observance of a term of this Agreement may in any event be waived in writing by the party that will lose the benefit of such term as a result of the waiver.

         13. Notices, etc. Except as otherwise provided in this Agreement, notices and other communications under this Agreement shall be in writing and shall be delivered, or mailed by first-class mail, postage pre-paid, addressed,
(a) if to the Purchasers or any other holder of Shares or shares of Common Stock into which the Shares have been converted, at the applicable address set forth below, or at such other address as the Purchasers or such other holder shall have furnished to the Company in writing, and (b) if to the Company at the address of the Company set forth below, to the attention of its Chief Executive Officer, or at such other address, or to the attention of such other officer, as the Company shall have furnished to the Purchasers and each such other holder in writing.

               If to the Purchasers:  NR2 Holdings Limited
                                      c/o Investcorp Management Services Ltd.
                                      Investcorp House
                                      P.O. Box 5430
                                      Manama, Bahrain
                                      Attention: H. Richard Lukens III
                                      Facsimile: 973-531-927

                                      With a copy to:
                                         NR2 Holdings Limited
                                         c/o Investcorp Management Services Ltd.
                                         c/o Investcorp International Inc.
                                         280 Park Avenue, 37th Floor West
                                         New York, New York  10017
                                         Attention:  Sean Madden
                                         Facsimile:  212-983-7073

                                      DB Capital Investors, L.P.
                                      130 Liberty Street, 25th Floor
                                      New York, NY  10006
                                      Attention: Jon Mattson
                                      Facsimile: 212-250-7651

                                      J.P. Morgan Capital Corporation and
                                      Sixty Wall Street Fund, L.P.
                                      60 Wall Street, 14th Floor
                                      New York, NY  10260
                                      Attention: Simon Moore
                                      Facsimile: 212-648-5032

               If to the Company:     NationsRent, Inc.
                                      450 East Las Olas Boulevard
                                      Suite 1400
                                      Ft. Lauderdale, FL 33301
                                      Attention: Joseph H. Izhakoff, Esq.
                                      Facsimile: 954-759-5838

Notwithstanding the foregoing to the contrary, all deliveries required to be made by the Company to NR2 Holdings Limited pursuant to Sections 7.1 and 7.2 may be satisfied by delivery to the following address:

                                      NR2 Holdings Limited
                                      c/o Investcorp Management Services Ltd.
                                      c/o Investcorp International Inc.
                                      280 Park Avenue, 37th Floor West
                                      New York, New York  10017
                                      Attention:  Sean Madden
                                      Facsimile:  212-983-7073

         14. Indemnification.

                            (a) The Company shall indemnify, defend and hold harmless the Purchasers, their Affiliates, partners, officers, employees and agents (each, an "Indemnified Person") from and against any and all losses, liabilities, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys' fees and expenses and reasonable accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of rights hereunder), that arise out of any breach by the Company of any of its representations, warranties or covenants contained in this Agreement or in the Registration Rights Agreement.

                            (b) The Purchasers shall give the Company prompt notice of any third-party claim that may give rise to any indemnification obligation under this Section 14 and the Company shall (except as set forth below) have the right to assume and control the defense (at its expense) and settlement of any such claim through the Company's own counsel or through other counsel reasonably acceptable to the Purchasers. The Purchasers may retain additional counsel at their own expense. If, under applicable standards of professional conduct, a conflict with respect to any significant issue between the Purchasers and the Company exists in respect of such third-party claim, the Company shall not assume the defense of such claim and shall also pay the reasonable fees and expenses of one counsel selected by Purchasers in respect of such claim. Notwithstanding the foregoing, without the Purchasers' consent, the Company will not settle any action or proceeding which does not provide the Purchasers a full, unconditional release from all liability with respect to such claim by each claimant or plaintiff in a form acceptable to the Purchasers' counsel, nor will the Company consent to any injunctive or other non-monetary relief affecting any Indemnified Person.

         15. Control by Investcorp, DB Capital Investors, L.P. and J.P. Morgan Capital Corporation. NR2 Holdings Limited covenants and agrees that Investcorp or an Affiliate of Investcorp will control, directly or indirectly, a majority of the voting and dispositive power (i) with respect to the Shares purchased by NR2 Holdings Limited hereunder so long as any such Shares remain outstanding, and (ii) with respect to the shares of Common Stock into which any of such Shares have been converted which continue to be held by such Purchaser and its Affiliates. DB Capital Investors, L.P. covenants and agrees that DB Capital Investors, L.P. or an Affiliate of DB Capital Investors, L.P. will control, directly or indirectly, a majority of the voting and dispositive power with respect to the Shares purchased by DB Capital Investors, L.P. hereunder so long as any such Shares remain outstanding. J.P. Morgan Capital Corporation covenants and agrees that J.P. Morgan Capital Corporation or an Affiliate of J.P. Morgan Capital Corporation will control, directly or indirectly, a majority of the voting and dispositive power with respect to the Shares purchased by J.P. Morgan Capital Corporation and Sixty Wall Street Fund, L.P. hereunder so long as any such Shares remain outstanding. Notwithstanding the foregoing, the provisions of this Section 15 shall not be violated by or as a result of the sale of substantially all of the assets and business of Investcorp, DB Capital Investors, L.P. or J.P.
Morgan Capital Corporation, whether by merger, sale of assets or otherwise.

         16. Termination. This Agreement may be terminated or, in the case of termination by a Purchaser, the rights and obligations of such Purchaser under this Agreement may be terminated, (a) by the mutual written consent of all of the Purchasers and the Company at any time, (b) by any Purchaser or the Company if the First Closing shall not have been consummated on or before August 14, 2000, (c) by any Purchaser or the Company if the Second Closing shall not have been consummated on or before November 30, 2000, (d) by any Purchaser or the Company if the stockholder meeting occurs and the stockholders do not vote to approve the transactions contemplated hereby, (e) by any Purchaser on the one hand or the Company on the other hand if any representation or warranty of the other party contained herein proves not to have been true and correct in any material respect when made, or (f) by any Purchaser on the one hand or the Company on the other hand if the other party materially breaches any covenant hereunder; provided, however, that the right to terminate this Agreement pursuant to clause (b) or (c) of this Section 16 shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure to consummate the transactions by such time.

         17. Public Announcements. The initial press release or releases concerning the transactions contemplated hereby shall be in the form agreed to by the Company and the Purchasers. Prior to the First Closing, neither party will issue any other press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior consent of the other, except that either party may make such public disclosure as may be required by law or a court of competent jurisdiction (in which event such party will notify the other party as long in advance as practicable prior to making such disclosure and will, unless not practicable under the circumstances, give the other party the opportunity to comment on the language of the disclosure prior to making such disclosure) or by any national securities exchange on which the Common Stock is listed.

         18. Miscellaneous. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto; provided that none of the Purchasers may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement, without the prior written consent of the Company, except to another Purchaser or an Affiliate of any of the Purchasers or of Investcorp. This Agreement embodies the entire agreement and understanding between the Purchasers and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof including without limitation the Commitment Letter, except (i) the confidentiality letter agreement dated May 26, 1999 by and between Investcorp and Bear Stearns & Co., Inc. shall not be superseded by this Agreement, is affirmed by Investcorp and shall remain in full force and effect; (ii) the confidentiality letter agreement dated July 31, 2000 between DB Capital Investors, L.P. and the Company shall not be superseded by this Agreement, is affirmed by DB Capital Investors, L.P. and shall remain in full force and effect; and (iii) the confidentiality letter agreement dated May 2, 2000 between J.P. Morgan Capital Corporation and the Company shall not be superseded by this Agreement, is affirmed by J.P. Morgan Capital Corporation and shall remain in full force and effect. This Agreement shall be construed and enforced in accordance with and governed by the law of the State of Delaware without regard to the principles regarding conflicts of laws. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives hereunto duly authorized as of the date first above written.

                                      NATIONSRENT, INC., a Delaware corporation

                                      By: /s/ James L. Kirk
                                         ---------------------------------------
                                         Name:  James L. Kirk
                                              ----------------------------------
                                         Title: Chairman of the Board & Chief
                                               ---------------------------------
                                                Executive Officer
                                               ---------------------------------



                                      NR2 HOLDINGS LIMITED, a Cayman Islands
                                      company

                                      By: Patricia Tricarico
                                         ---------------------------------------
                                         Name:  The Director Ltd.
                                         Title: Director


                                      DB CAPITAL INVESTORS, L.P., a Delaware
                                      limited partnership

                                         By: DB Capital Partners, L.P.,
                                             its General Partner

                                             By: DB Capital Partners, Inc.,
                                                 its General partner

                                                 By: /s/ Jon E. Mattson
                                                    ----------------------------
                                                         Jon E. Mattson
                                                         Vice President


                                      J.P. MORGAN CAPITAL CORPORATION, a
                                      Delaware corporation

                                      By: /s/ Simon Moore
                                         ---------------------------------------
                                          Simon Moore
                                          Vice President

                                      SIXTY WALL STREET FUND, L.P., a
                                      Delaware limited partnership

                                          By: Sixty Wall Street Corporation, its
                                              General Partner

                                              By: /s/ Simon Moore
                                                 -------------------------------
                                                  Simon Moore
                                                  Vice President

                         LIST OF EXHIBITS AND SCHEDULES


Exhibit A                  Schedule of Purchasers and Shares Purchased

Exhibit B                  Form of Certificate of Designation

Exhibit C                  Form of Voting Agreement

Exhibit D                  Form of Opinion of Akerman, Senterfitt & Eidson, P.A.

Exhibit E                  Form of Registration Rights Agreement

Exhibit F                  Form of Acknowledgment of Satisfaction of Preemptive Rights

Exhibit G                  Schedule of Designees for Fee Distribution Pursuant to Section 10

Schedule 5.2               Subsidiaries

Schedule 5.5               Changes Since December 31, 1999

Schedule 5.6               Capitalization

Schedule 5.8               Indebtedness

Schedule 5.9               Liens

Schedule 5.10              Litigation

Schedule 5.11              Compliance with Other Instruments, etc.

Schedule 5.19              Certain Market Transactions

Schedule 5.22              Environmental Matters

Schedule 5.24              Internal Controls

Schedule 5.26              Undisclosed Liabilities

                                    EXHIBIT A

                   SCHEDULE OF PURCHASERS AND SHARES PURCHASED




                                     SHARES OF SERIES B       SHARES OF SERIES B
                                        CONVERTIBLE               CONVERTIBLE
                                      PREFERRED STOCK           PREFERRED STOCK
PURCHASER                             TO BE PURCHASED           TO BE PURCHASED
---------                             AT FIRST CLOSING         AT SECOND CLOSING
                                      ----------------         -----------------
NR2 Holdings Limited                            10,400                    9,600
West Wind Building
P.O. Box 1111
Harbour Drive
Grand Cayman
Cayman Islands B.W.I.

DB Capital Investors, L.P.                      20,800                   19,200
130 Liberty Street, 14th Floor
New York, New York  10006

J.P. Morgan Capital Corporation                 15,600                   14,400
60 Wall Street, 14th Floor
New York, New York  10260

Sixty Wall Street Fund, L.P.                     5,200                    4,800
60 Wall Street, 14th Floor
New York, New York  10260

         TOTAL                                  52,000                   48,000